Exhibit 8.1

Ctrip.com International, Ltd.
List of Significant Consolidated Entities

Significant Subsidiaries*

C-Travel International Limited, a Cayman Islands company

Ctrip.com (Hong Kong) Limited, a Hong Kong company

Ctrip Computer Technology (Shanghai) Co., Ltd., a PRC company

Ctrip Travel Information Technology (Shanghai) Co., Ltd., a PRC company

Ctrip Travel Network Technology (Shanghai) Co., Ltd., a PRC company

Ctrip Information Technology (Nantong) Co., Ltd., a PRC company

Beijing JointWisdom Information Technology Co., Ltd. (formerly known as China Software Hotel Information System Co., Ltd.)

ezTravel Co., Ltd., a Taiwan company

HKWOT (BVI) Limited, a BVI company

Significant Affiliated Chinese Entities*

Beijing Ctrip International Travel Agency Co., Ltd., a PRC company

Shanghai Ctrip Commerce Co., Ltd., a PRC company

Guangzhou Ctrip Travel Agency Co., Ltd., a PRC company

Shanghai Huacheng Southwest International Travel Agency Co., Ltd. (formerly Shanghai Huacheng Southwest Travel Agency Co., Ltd.), a PRC company

Shanghai Ctrip International Travel Agency Co., Ltd. (formerly Shanghai Ctrip Charming International Travel Agency Co., Ltd.), a PRC company

Shenzhen Ctrip Travel Agency Co., Ltd., a PRC company

Chengdu Ctrip Travel Service Co Ltd., a PRC company

Chengdu Ctrip International Travel Service co., Ltd., a PRC company

Ctrip Insurance Agency Co., Ltd., a PRC company

Beijing Qu Na Information Technology Co., Ltd., a PRC company

*                 Other consolidated entities of Ctrip.com International, Ltd. have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.